CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Praxair, Inc. and Subsidiaries

EXHIBIT 23.01

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-48480, 33-93444, 333-18141, 333-304, 333-40003, 333-57386, 333-102020, 333-139328 and 333-162982) and in the Registration Statements on Form S-8 (No. 33-48479, 33-48478, 33-87274, 33-92868, 33-18111, 333-18113, 333-33801, 333-64608, 333-81248, 333-97191, 333-115191, 333-115192, 333-124618 and 333-163005) of Praxair, Inc. of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Stamford, Connecticut

February 29, 2012